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                              ST. PAUL RE, INC.
                           LONG-TERM INCENTIVE PLAN


SECTION 1: PURPOSES

The purposes of the Plan are to provide incentive compensation to key employees who are in a position to make significant contributions to the growth and long-term success of St. Paul Re; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in St. Paul Re with the interest of The St. Paul's stockholders.

SECTION 2: DEFINITIONS

The following terms, as used herein, will have the meaning specified:

"AVERAGE ROE" means the capital weighted average of ROE for all Plan Years in the Performance Period.

"AWARD" means an award made pursuant to the Plan.

"AWARD SCHEDULE" means the schedule established by the Committee pursuant to
Section 4.1 and used to determine the payment of an Award.

"BENEFICIARY" means the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his death while a Participant or, in the absence of such designation, the Participant's estate.

"BOARD" means the Board of Directors of The St. Paul.

"CAUSE" means (i) a felony conviction of the Participant; (ii) the commission by the Participant of an act of fraud or embezzlement against St. Paul Re or The St. Paul; (iii) the Participant's willful misconduct or gross negligence materially detrimental to St. Paul Re or The St. Paul; (iv) the Participant's continued failure to implement reasonable requests or directions received in the course of his employment with St. Paul Re; (v) the Participant's wrongful dissemination or use of confidential or proprietary information of St. Paul Re or The St. Paul; or (vi) the intentional and habitual neglect by the Participant of his duties to St. Paul Re.


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"COMMITTEE" means a committee designated by the Board to be the Committee for purposes of the Plan. For purposes of this document, the Committee shall be the Chairman of The St. Paul Companies, Inc., the President of St. Paul Re, and Senior Vice President - Human Resources of The St. Paul Companies, Inc.

"CURING PERIOD" means the Year immediately after the last Plan Year of each Performance Period.

"DISABILITY" means permanent and total disability within the meaning of St. Paul Re's long-term disability plan.

"EMPLOYEE" means an employee of St. Paul Re.

"FAIR MARKET VALUE" means the closing price of a share of common stock of The St. Paul as reported in The Wall Street Journal for the relevant date, or if no sale of such common stock is reported for such date, the next preceding day for which there is a reported sale.

"INITIAL PERFORMANCE PERIOD" means the period consisting of the Plan Years 1995 and 1996.

"MAXIMUM PERFORMANCE" means one hundred ten percent (110%) of Target
Performance.

"NET WRITTEN PREMIUM" means, for any Plan Year, net written premium and net written premium equivalents as recorded for the customized reinsurance operations, as shown in St. Paul Re's "MARIO" report.

"PARTICIPANT" means an Employee designated from time to time by the Committee to receive an Award.

"PAYOUT PERCENTAGE" means the percentage of Performance Units payable at a specified level of performance, as set forth in an Award Schedule.

"PERFORMANCE CRITERIA" means Average ROE and Performance Period Net Written Premium.

"PERFORMANCE PERIOD" means a period of not less than three consecutive Plan Years, except that the Initial Performance Period shall consist of two consecutive Plan Years; a new Performance Period may commence every Plan year.

"PERFORMANCE PERIOD NET WRITTEN PREMIUM" means, for any Performance Period, the aggregate Net Written Premium for all Plan Years in such period.

"PERFORMANCE UNIT" means an Award described in Section 4.

"PLAN" means the St. Paul Re Long-Term Incentive Plan.


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"PLAN YEAR" means the calendar year of St. Paul Re, except as it applies to
ROE, where it means accident year of St. Paul Re.

"RETIREMENT" means retirement under The St. Paul Companies Retirement Plan.

"ROE" means, for any Plan Year, the capital weighted ROE for St. Paul Re as approved by the Chairman of The St. Paul, or his designee(s).

"ST. PAUL RE" means all of the operations managed under the name of St. Paul
Re.

"TARGET PERFORMANCE" means the level of performance established as target performance with respect to each Performance Criterion.

"THE ST. PAUL" means The St. Paul Companies, Inc., of which St. Paul Re is a business unit.

"THRESHOLD PERFORMANCE" means eighty percent (80%) of Target Performance.



SECTION 3: PARTICIPATION

3.1 PARTICIPATION. Participants shall include the CEO of St. Paul Re and such other Employees recommended by the CEO of St. Paul Re and selected by the Committee from among those Employees who, in the opinion of the Committee, are in a position to make significant contributions to the growth and long-term success of St. Paul Re.



SECTION 4: GRANT AND PAYMENT OF AWARDS

4.1 TARGET PERFORMANCE. Target Performance will be established by the Committee with respect to each Performance Criterion for each Performance Period. The Committee will also establish an Award Schedule, which need not be the same for all Participants, setting forth the Payout Percentages applicable to specified levels of performance. Such Payout Percentages may range from zero percent (O%) to two hundred percent (200%), as determined by the Committee; provided that the maximum such Payout Percentage set forth in an Award Schedule shall not be applicable unless Maximum Performance has been achieved with respect to each Performance Criterion; and provided further that no Award shall be payable unless Threshold Performance has been achieved with respect to each Performance Criterion. Performance between Threshold, Plan and Maximum will be interpolated. Average ROE will be weighted sixty six and two-thirds percent (66 2/3%) and Performance Period Net Written Premium will be weighted thirty three and one-third percent (33 1/3%) for purposes of determining the Payout Percentage unless the Committee determines otherwise at the start of each Performance Period.


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4.2  GRANT OF AWARDS.  Each participant will have a target award, expressed as a percentage of base salary as of March 31 of the first plan year in the cycle, denominated in shares of The St. Paul stock at the beginning of the performance period (i.e. performance units). The Committee will determine the number of Performance Units granted to each Participant with respect to a Performance Period. Each Award will be evidenced by an Award Agreement, which will set forth the number of Performance Units granted thereby, the Performance Period to which they relate, the Target performance and Threshold Performance with respect to each Performance Criterion, the Award Schedule and such additional terms and conditions not inconsistent with the Plan as the Committee may determine from time to time. By accepting the Award, each Participant shall thereby agree that such Award is subject to all of the terms and conditions of the Plan and the participants' Award Schedule. In the event of any conflict between the Plan and the Award Schedule, the Plan shall govern.

4.3 PAYMENT OF AWARDS. As soon as practicable after the end of the Curing Period, each Participant shall be paid an amount, net of applicable withholding taxes, equal to the number of Performance Units payable to such Participant in accordance with his Award Schedule multiplied by Fair Market Value on the day on which Curing Period results for The St. Paul are publicly announced. At least one-half of the amount, net of applicable withholding taxes, shall be paid in- shares of common stock of the St. Paul, and the balance shall be paid out in either cash or shares of common stock of The St. Paul, at the request of each Participant and the approval of the Committee. All determinations regarding the payment of Awards, including the determination of the level of performance achieved for the Performance Period and the calculation of any such payments, will be made by the Committee. Any net amounts payable to an officer or director of The St. Paul will only be paid in cash.

4.4 ENTITLEMENT TO PERFORMANCE AWARDS. A Participant is entitled to a Performance Award for a Performance Period only if a Performance Objective for the Participant or the Participant's group is met and if the Participant is actively employed by the Company or a Subsidiary on the final day of the Performance Period, provided, however, that, in the event of the Participant's death, disability, approved leave of absence or retirement during a Performance Period or for any other reason deemed appropriate, a-pro rata performance award may be made based upon the period of active employment. In no event shall there be pro rata entitlement to a Performance Award if a Performance Objective is not achieved.

     Nothing in the Plan or in the administration thereof shall in any way diminish the right of St. Paul Re to reduce the compensation or to terminate the employment of any Participant.


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SECTION 5. TERMINATION OF EMPLOYMENT

5.1  PARTICIPANT MUST BE EMPLOYEE.  Except as otherwise provided in this
     Section 5 or by the Committee, no Award shall be payable to a Participant who was not an Employee on the last day of the Performance Period.

5.2 DEATH, DISABILITY OR RETIREMENT. If a Participant's employment with St. Paul Re terminates due to death, disability or retirement, the Participant shall be entitled to a pro rata portion of his Award for any Performance Period in progress. The pro rata portion of a Participant's Award will be determined by multiplying the amount that would otherwise have been paid to such Participant had his employment not so terminated by a fraction, the numerator of which is the number of months from the start of the Performance Period through the end of the month in which the Participant's employment with St. Paul Re terminated, and the denominator of which is the number of months in such Performance Period. Such prorated amounts shall be paid in cash at the time that other amounts for such Performance Period(s) are otherwise paid to Participants.

5.3 TERMINATION FOR CAUSE. If a Participant's employment with the Corporation is terminated for Cause, his Award for any Performance Period in progress shall be canceled and no amount shall be payable with respect thereto.



SECTION 6. ADMINISTRATION

6.1 AUTHORITY. The Plan shall be administered by the Committee. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan,
     (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan,
     (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive, which actions and determinations need not be uniform and may be taken and made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

6.2 APPOINTMENT OF EXPERTS AND DELEGATION. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan. The Committee may also delegate to Employees the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose.


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6.3  BOOKS AND RECORDS.  The Committee and others to whom the Plan Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

6.4 PAYMENT OF EXPENSES. The Corporation shall pay all reasonable expenses of administering the Plan including, but not limited to, the payment of professional fees incurred at the direction of the Chairman of The St. Paul Companies, Inc. or his designee(s).



SECTION 7: MISCELLANEOUS

7.1 NON-ASSIGNABILITY. No Award or Performance Unit shall be assignable or transferable except by will or by the laws of descent and distribution.

7.2 WITHHOLDING TAXES. Whenever payments under the Plan are to be made, St. Paul Re shall withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

7.3 AMENDMENT OR TERMINATION. The Board may at any time amend or terminate the Plan, in whole or in part, and the Committee may at any time alter or amend any or all Award Schedules; provided that no such action will adversely affect the rights of a Participant under the Plan or his Award Schedule without his consent.

7.4 OTHER PAYMENTS OR AWARDS. Nothing contained in the Plan shall be deemed in any way to limit or restrict St. Paul Re or The St. Paul from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.5 PAYMENTS TO OTHER PERSONS. If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability hereunder.

7.6 UNFUNDED PLAN. The Plan shall be unfunded. No provision of the Plan or any Award Agreement shall require St. Paul Re or The St. Paul, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets. Participants shall have no rights under the Plan or any Award Agreement other than as unsecured general creditors of St. Paul Re.


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7.7  PERFORMANCE OBJECTIVE ADJUSTMENTS.  The terms and conditions of Awards may be adjusted in the event of a merger, acquisition, consolidation, divestiture, recapitalization, stock split, extraordinary distribution or other similar event. Any Performance Objective or group Performance Objective may be adjusted, at any time not later than the midpoint of any Performance Period, if it is determined that external economic conditions or other factors beyond the reasonable control of a Participant or a group of Participants have materially changed in a manner not reasonably foreseeable or taken into account when the Performance Objective was originally set, provided that failure to make an adjustment would likely be inconsistent with the purpose of the Plan. The Committee shall determine what, if any, adjustments shall be made.

7.8 EXCLUSION FROM BENEFITS COMPUTATIONS. By becoming a Participant under the Plan, each Participant shall be deemed to have agreed that any Performance Award paid to such Participant is special incentive compensation and that it will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any insurance, pension, retirement, profit sharing or similar plan of the Company.

7.9 LIMITS OF LIABILITY. Any liability of St. Paul Re to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Schedule. Neither St. Paul Re nor the St. Paul, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

7.10 RIGHTS OF EMPLOYEES. Status as an Employee shall not be construed as a commitment that any Award shall be made under this Plan to such Employee. Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Employee or Participant any right to continue in the employ or other service of St. Paul Re or constitute any contract or limit in any way the right of St. Paul Re to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without Cause.

7.11 STATUS OF SHAREHOLDERS. Performance Units are not, and do not constitute, shares of common stock of The St. Paul, and no right as a holder of shares of common stock of The St. Paul shall devolve upon a Participant unless and until such shares are issued to the Participant.


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7.12 COMPLIANCE WITH LAWS.  This Plan and the offer, issuance and delivery of securities under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations and to such approvals by any listing agency or any regulatory or governmental authority as may, in the opinion of counsel for St. Paul Re and/or The St. Paul, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested, provide such assurances and representations to St. Paul Re and/or The St. Paul as it or they may deem necessary or desirable to assure compliance with all applicable legal requirements.

7.13 SECTION HEADINGS. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

7.14 GENDER, ETC. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

7.15 INVALIDITY. If any term or provision contained herein shall to any ex-tent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part hereof

7.16 APPLICABLE LAW. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Minnesota without regard to the conflict of law principles thereof

7.17 EFFECTIVE DATE. The Plan shall be effective as of the Plan Year beginning January 1, 1995.








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